UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
(X) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Cavallo, Ernest J.
   Snapple Beverage Group
   709 Westchester Avenue
   White Plains, NY  10604
   USA
2. Issuer Name and Ticker or Trading Symbol
   Triarc Companies, Inc.
   TRY
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   October 31, 2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner ( ) Officer (give title below) (X) Other (specify below)
Former President and COO of Triarc Consumer Products Group, LLC and Snapple Beverage Group, Inc.

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |10/23/|M   | |10,000            |(A)|$13.50     |                   |      |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/23/|D   | |10,000            |(D)|$23.75     |                   |      |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/23/|M   | |3,000             |(A)|$10.125    |                   |      |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/23/|D   | |3,000             |(D)|$23.75     |                   |      |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/23/|M   | |20,000            |(A)|$12.54     |                   |      |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/23/|D   | |20,000            |(D)|$23.75     |                   |      |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/23/|M   | |7,000             |(A)|$16.875    |                   |      |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/23/|D   | |7,000             |(D)|$23.75     |                   |      |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/23/|M   | |8,000             |(A)|$17.75     |                   |      |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |10/23/|D   | |8,000             |(D)|$23.75     |0                  |      |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Stock Appreciation Rig|$13.50  |10/16|A   | |10,000     |A  |10/23|8/9/0|Common Stock|10,000 |       |10,000      |D  |            |
ht                    |        |/00* |    | |           |   |/00  |5    |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Appreciation Rig|$13.50  |10/23|M   | |10,000     |D  |10/23|8/9/0|Common Stock|10,000 |       |0           |D  |            |
ht                    |        |/00  |    | |           |   |/00  |5    |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Appreciation Rig|$10.125 |10/16|A   | |3,000      |A  |10/23|12/7/|Common Stock|3,000  |       |3,000       |D  |            |
ht                    |        |/00* |    | |           |   |/00  |05   |            |       |       |            |   |            |
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Stock Appreciation Rig|$10.125 |10/23|M   | |3,000      |D  |10/23|12/7/|Common Stock|3,000  |       |0           |D  |            |
ht                    |        |/00  |    | |           |   |/00  |05   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Appreciation Rig|$12.54  |10/16|A   | |20,000     |A  |10/23|3/20/|Common Stock|20,000 |       |20,000      |D  |            |
ht                    |        |/00* |    | |           |   |/00  |07   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Appreciation Rig|$12.54  |10/23|M   | |20,000     |D  |10/23|3/20/|Common Stock|20,000 |       |0           |D  |            |
ht                    |        |/00  |    | |           |   |/00  |07   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Appreciation Rig|$16.875 |10/16|A   | |7,000      |A  |10/23|3/15/|Common Stock|7,000  |       |7,000       |D  |            |
ht                    |        |/00* |    | |           |   |/00  |09   |            |       |       |            |   |            |
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Stock Appreciation Rig|$16.875 |10/23|M   | |7,000      |D  |10/23|3/15/|Common Stock|7,000  |       |0           |D  |            |
ht                    |        |/00  |    | |           |   |/00  |09   |            |       |       |            |   |            |
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Stock Appreciation Rig|$17.75  |10/16|A   | |8,000      |A  |10/23|12/22|Common Stock|8,000  |       |8,000       |D  |            |
ht                    |        |/00* |    | |           |   |/00  |/09  |            |       |       |            |   |            |
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Stock Appreciation RIg|$17.75  |10/23|M   | |8,000      |D  |10/23|12/22|Common Stock|8,000  |       |0           |D  |            |
ht                    |        |/00  |    | |           |   |/00  |/09  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(*) Existing employee stock options were amended to add tandem stock appreciation rights. Accordingly, the exercise of one results in the expiration of the other.
SIGNATURE OF REPORTING PERSON
ERNEST J. CAVALLO
DATE
NOVEMBER 13, 2000